Exhibit 23.4

August 14, 2018

Logan Goldie-Scot

Bloomberg New Energy Finance

731 Lexington Avenue

New York, NY 10022

We hereby consent to the use by Livent Corporation in connection with its Registration Statement on Form S-1 and related prospectus, and any amendments and supplements thereto (collectively, the “Registration Statement”), of reference to our firm, to our Long-Term Electric Vehicle Outlook 2018 (the “Report”) published in May 2018, as amended and supplemented from time to time, and all information derived from the Report. We further consent to the inclusion of this consent as an exhibit to the Registration Statement.

Date: August 14, 2018	BLOOMBERG NEW ENERGY FINANCE

	By:	/s/ Logan Goldie-Scot
Name: Logan Goldie-Scot
Title: Manager, Energy Storage